EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of the 1st day of July, 2009 by and between MFA FINANCIAL, INC., a Maryland corporation (“MFA”), and CRAIG L. KNUTSON (the “Executive”).

W I T N E S S E T H:

WHEREAS, MFA wishes to offer employment to, and secure the exclusive services of, the Executive, and the Executive wishes to accept such offer, under the terms and conditions described below.

NOW THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:

1.           Term of Employment.

(a)           MFA hereby employs the Executive, and the Executive hereby accepts employment with MFA, in the positions and with the duties and responsibilities as set forth in Paragraph 2 below for the Term of Employment, subject to the terms and conditions of this Agreement.

(b)           The term of employment (the “Term of Employment”) under this Agreement shall include the Initial Term and each Renewal Term.  The Initial Term shall commence as of July 1, 2009, shall continue until December 31, 2011.  The Term of Employment shall automatically renew for a one-year period (each such renewal, a “Renewal Term”) at the end of the Initial Term and each Renewal Term, unless either party shall give notice to the other not less than six months prior to the end of the Initial Term or any Renewal Term, as the case may be, of his or its intent not to renew such Initial Term or Renewal Term, as the case may be.  Notwithstanding the foregoing sentences of this Paragraph 1(b), the Term of Employment may be terminated before the expiration of the Initial Term or any Renewal Term in accordance with Paragraph 5 hereof.

2.           Position; Duties and Responsibilities.

(a)           During the Term of Employment, the Executive shall be employed as Executive Vice President of MFA, reporting to the Chief Executive Officer of MFA (the “CEO”), with such duties and day-to-day management responsibilities as are customarily performed by persons holding such offices at similarly situated mortgage REITs and such other duties as may be mutually agreed upon between the Executive and the CEO.

(b)           During the Term of Employment, the Executive shall, without additional compensation, also (i) serve on the board of directors of, (ii) serve as an officer of, and/or (iii) perform such executive and consulting services for, or on behalf of, such subsidiaries or affiliates of MFA as the CEO and/or the Board of Directors of MFA (the “Board of Directors”) may, from time to time, request.  MFA and such subsidiaries and affiliates are hereinafter referred to, collectively, as the “Company.”  For purposes of this Agreement, the term “affiliate” shall have the meaning ascribed thereto in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Act”).

(c)           During the Term of Employment, the Executive shall serve MFA faithfully, diligently and to the best of his ability and shall devote substantially all of his time and efforts to his employment and the performance of his duties under this Agreement.  Nothing herein shall preclude the Executive from engaging in charitable and community affairs and managing his personal, financial and legal affairs, so long as such activities do not materially interfere with his carrying out his duties and responsibilities under this Agreement.

3.           Compensation.

(a)           Base Salary.  During the Term of Employment, unless otherwise agreed to by the Executive, MFA shall pay to the Executive a base salary (the “Base Salary”) equal to four hundred twenty-five thousand dollars ($425,000) per annum.  The Base Salary shall be paid in accordance with MFA’s normal payroll practices.

(b)           Restricted Stock Award.  In connection with the Executive’s new duties and responsibilities, the Executive shall receive an award of 75,000 shares of restricted stock on the date hereof.  The period of restriction with respect to such award shall begin on the date hereof and shall lapse with respect to 4,687 shares on the last business day of each quarter ending after the date hereof (with 4,695 shares vesting on the final vesting date, June 30, 2013).  Under the terms of the definitive award agreement, the Executive shall be entitled to receive any dividends payable with respect to any shares subject to restriction at such time as such shares are no longer subject to restrictions.  Vested shares of such restricted stock cannot be transferred or sold during the Executive’s employment by MFA until the value of the Executive’s stock holdings in MFA (including shares of restricted stock) exceeds three times the Executive’s Base Salary; and, following the termination of Executive’s employment with the Company, vested shares of such restricted stock may not be sold or transferred to the extent the value of the Executive’s stock holdings does not exceed three times the Executive’s Base Salary as of the date of the Executive’s termination of employment (provided, however, that this sentence shall no longer apply following the six-month anniversary of the Executive’s termination of employment).

(c)           Performance Bonus.  The Executive shall be eligible to receive an annual performance bonus (the “Performance Bonus”) in such amount as shall be recommended by the CEO and approved by the Compensation Committee of the Board of Directors (the "Compensation Committee") or the Board of Directors, as the case may be.  The Performance Bonus shall be paid as soon as practicable  after it is vested and nonforfeitable, but in no event later than January 16th of the next following calendar year.

(d)           Equity Compensation.  The Executive shall be eligible to receive such stock option, restricted stock, phantom share or dividend equivalent rights grants or other equity awards as the Compensation Committee or the Board of Directors, as the case may be, shall deem appropriate.

4.           Employee Benefit Programs and Fringe Benefits.  During the Term of Employment, the Executive shall be entitled to four weeks of vacation each calendar year and to participate in all executive incentive and employee benefit programs of MFA now or hereafter made available to MFA’s senior executives or salaried employees generally, as such programs may be in effect from time to time.  MFA shall reimburse the Executive for any and all necessary, customary and usual business expenses, properly receipted in accordance with MFA’s policies, incurred by Executive in connection with his employment.

5.           Termination of Employment.

(a)           Termination Due to Death or Disability.  If the Executive’s employment is terminated during the Term of Employment by reason of the Executive’s death or Disability, the Executive’s Term of Employment shall terminate automatically without further obligations to the Executive, his legal representative or his estate, as the case may be, under this Agreement except for (i) any compensation earned but not yet paid, including and without limitation, any amount of Base Salary accrued or earned but unpaid (the “Accrued Obligations”), and any other payments payable to the Executive pursuant to Paragraph 5(e) below, which amounts shall be promptly paid in a lump sum to the Executive, his legal representative or his estate, as the case may be, and (ii) a lump sum payment in an amount equal to the sum of (A) the Executive’s Base Salary, and (B) the Average Performance Bonus, which shall be paid to the Executive, his legal representative or his estate, as the case may be, as soon as possible (without undue delay), but in no event later than March 15th  following the calendar year in which such termination occurs.

(b)           Termination Without Cause or for Good Reason.  In the event the Executive’s employment is terminated by MFA without Cause (which shall not include any non renewal of this Agreement by MFA including by notice of MFA’s determination not to renew the Initial Term or any Renewal Term pursuant to Paragraph 1(b)) or by the Executive for Good Reason, unless any such termination is preceded by the Executive’s giving notice of his determination not to renew the Initial Term or any Renewal Term pursuant to Paragraph 1(b), then (i) the Executive shall be entitled to (A) the Accrued Obligations and any other payments payable to the Executive pursuant to Paragraph 5(e) below, which amounts shall be promptly paid in a lump sum to the Executive, and (B) a payment (referred to below as the “Severance Amount”) equal to the sum of (1) the Executive’s Base Salary, and (2) the Average Performance Bonus, and (ii) the Executive shall have no further rights to any other compensation or benefits hereunder on or after termination of employment.  Fifty percent of the Severance Amount shall be paid within five (5) days after the date the Executive’s employment is terminated as described above, and the remaining 50% of the Severance Amount shall be paid in three equal monthly installments beginning on the first business day of the month following the month of such termination; provided, however, in no event shall any portion of the Severance Amount be payable after March 15th of the year following the year in which such termination occurs.

(c)           Termination by MFA for Cause or Voluntary Termination by the Executive.  In the event the Executive’s employment is terminated by MFA for Cause, or is terminated by the Executive on his own initiative for other than a Good Reason (including pursuant to Paragraph 1(b)), then (i) the Executive shall be entitled to the Accrued Obligations and any other payments payable to the Executive pursuant to Paragraph 5(e) below, which amounts shall be promptly paid in a lump sum to the Executive, and (ii) the Executive shall have no further rights to any other compensation or benefits hereunder on or after termination of employment.

(d)           Termination Related to Change in Control.  In the event of (1) the termination of the Executive’s employment by MFA without Cause (which shall include any non renewal of this Agreement by MFA pursuant to Paragraph 1(b)) that occurs both within two months before a Change in Control and following the occurrence of a Pre-Change-in-Control Event, (2) the resignation of his employment by the Executive for any reason within two and one half months following a Change in Control, or (3) the termination of the Executive’s employment by MFA other than for Cause (which shall include any non renewal of this Agreement by MFA pursuant to Paragraph 1(b)) or the Executive’s resignation of his employment for Good Reason within twelve months following a Change in Control,

(i)           MFA shall immediately pay to the Executive in a lump sum, any Accrued Obligations and any other payments payable to the Executive pursuant to Paragraph 5(e) below;

(ii)          MFA shall immediately pay to the Executive in a lump sum, but in all events within two and one half months following the calendar year in which such termination of employment occurs, an amount equal to one times the sum of (A) the Executive’s then current Base Salary and (B) the Average Performance Bonus; and

(iii)         the Executive shall have no further rights to any other compensation or benefits hereunder on or after termination of employment.

To the extent necessary to avoid imposition of the excise tax under Section 4999 of the Code in connection with a Change in Control, the amounts payable or benefits to be provided to the Executive shall be reduced such that the reduction of compensation to be provided to the Executive is minimized.  In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis (but not below zero).

(e)           Other Payments.  Upon the termination of the Executive’s employment, in addition to the amounts payable under any Paragraph above, the Executive shall be entitled to receive the following:

(i)           any annual bonus earned during one or more preceding years but not paid;

(ii)          any vested deferred compensation (including any interest accrued on or appreciation in value of such deferred amounts) in accordance with the applicable plan documents;

(iii)          reimbursement for reasonable business expenses incurred but not yet reimbursed by MFA;

(iv)         any other benefits to which the Executive or his legal representative may be entitled under the 2004 Equity Compensation Plan and under all other applicable plans and programs of MFA, as provided in Paragraph 4 above; and

(v)          upon the termination of the Executive’s employment pursuant to Paragraphs 5(a), 5(b) or 5(d) above, all of the Executive’s outstanding restricted stock, phantom shares and stock options shall immediately vest in full and such options shall remain exercisable, and any dividend equivalents associated therewith shall continue to be payable until the earlier of (A) 90 days following the date of such termination and (B) the date on which each such option would have expired had the Executive’s employment not terminated.

(f)           No Mitigation; No Offset.  In the event of any termination of the Executive’s employment under this Agreement, he shall be under no obligation to seek other employment or otherwise in any way to mitigate the amount of any payment provided for in this Paragraph 5, and there shall be no offset against amounts due him under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain.

(g)           Payments Subject to Section 409A.  Notwithstanding anything herein to the contrary, the Executive shall not be entitled to any payment pursuant to this Paragraph 5 prior to the earliest date permitted under Section 409A of the Code, and applicable Treasury regulations thereunder.  To the extent any payment pursuant to this Paragraph 5 is required to be delayed six months pursuant to the special rules of Section 409A of the Code related to “specified employees,” each affected payment shall be delayed until six months after the Executive’s termination of employment, and, unless provided otherwise, with the first such payment being a lump sum equal to the aggregate payments the Executive would have received during such six-month period if no payment delay had been imposed.  Any payments or distributions delayed in accordance with the prior sentence shall be paid to the Executive on the first day of the seventh month following the Executive’s termination of employment.  Notwithstanding any other provision contained herein, to the extent any payments or distributions due to the Executive upon termination of his employment under this Agreement are subject to Section 409A of the Code (i) a termination of the Executive’s employment shall be interpreted in a manner that is consistent with the definition of a “separation from service” under Section 409A of the Code and the applicable Treasury regulations thereunder and (ii) as applicable, such payments shall be treated as a series of separate payments for purposes of Section 409A of the Code.

(h)           Mutual Release.  MFA’s obligation to make any payment or provide any benefit pursuant to this Paragraph 5 shall be contingent upon, and is the consideration for, the Executive executing and delivering to MFA a general release (the “Release”), substantially in the form annexed hereto as Exhibit A, releasing MFA, and all current and former members, officers and employees of MFA, from any claims relating to the Executive’s employment hereunder, other than claims relating to continuing obligations under, or preserved by, (A) this Agreement or (B) any compensation or benefit plan, program or arrangement in which the Executive was participating as of the date of termination of his employment, and no such amounts shall be provided until the Executive executes and delivers to MFA a letter which provides that the Executive had not revoked such Release after seven days following the date of the Release.  In all events, the Release shall be executed by the Executive within 60 days of termination of employment in order for the Executive to receive any severance benefits hereunder.  The Release shall also be executed by MFA and delivered to the Executive as part of the consideration for the Executive’s execution and delivery of the Release, and, except as otherwise provided under the terms of the Release, shall release the Executive from any and all claims MFA may have against the Executive.

6.           Definitions.  For purposes of this Agreement, the following terms shall be defined as set forth below:

(a)           Average Performance Bonus.  “Average Performance Bonus” shall mean the average Performance Bonus (or, for years prior to 2009, the annual bonus) payable to the Executive with respect to the three years preceding the year in which the Executive's termination of employment occurs; provided that, if the Executive was not an employee of MFA during one or more of such three preceding years, such year(s) shall not be taken into account in calculating the Average Performance Bonus.  For purposes of determining the Average Performance Bonus, if any portion of the Performance Bonus (or annual bonus for years prior to 2009) was paid in the form of equity, the full amount of such Performance Bonus (or annual bonus) shall be taken into account as if paid entirely in cash.

(b)           Cause.  “Cause” shall mean the Executive’s (i) conviction, or entry of a guilty plea or a plea of nolo contendre with respect to, a felony, a crime of moral turpitude or any crime committed against MFA, other than traffic violations; (ii) engagement in willful misconduct, willful or gross negligence, or fraud, embezzlement or misappropriation relating to significant amounts, in each case in connection with the performance of his duties under this Agreement; (iii) failure to adhere to the lawful directions of the CEO and/or the Board of Directors that are reasonably consistent with his duties and position provided for herein; (iv) breach in any material respect of any of the provisions of Paragraph 7 of this Agreement resulting in material and demonstrable economic injury to MFA; (v) chronic or persistent substance abuse that materially and adversely affects his performance of his duties under this Agreement or (vi) breach in any material respect of the terms and provisions of this Agreement resulting in material and demonstrable economic injury to MFA.  Notwithstanding the foregoing, (i) the Executive shall be given written notice of any action or failure to act that is alleged to constitute Cause (a “Default”), and an opportunity for 20 business days from the date of such notice in which to cure such Default, such period to be subject to extension in the discretion of the CEO or, in his absence, the Board of Directors and (ii) regardless of whether the Executive is able to cure any Default, the Executive shall not be deemed to have been terminated for Cause without (A) reasonable prior written notice to the Executive setting forth the reasons for the decision to terminate the Executive for Cause, (B) an opportunity for the Executive, together with his counsel, to be heard by the CEO or, in his absence, the Board of Directors and (C) delivery to the Executive of a notice of termination approved by said CEO or, in his absence, the Board of Directors, stating his or its good faith opinion that the Executive has engaged in actions or conduct described in the preceding sentence, which notice specifies the particulars of such action or conduct in reasonable detail; provided, however, MFA may suspend the Executive with pay until such time as his right to appear before the CEO or the Board of Directors, as the case may be, has been exercised, so long as such appearance is within two (2) weeks of the date of suspension.

(c)           Change in Control.  A “Change in Control” shall mean the occurrence of any one of the following events:

(i)           any “person,” as such term is used in Sections 13(d) and 14(d) of the Act (other than MFA, any of its affiliates or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of MFA or any of its affiliates) together with all affiliates and “associates” (as such term is defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of MFA representing 30% or more of either (A) the combined voting power of MFA’s then outstanding securities having the right to vote in an election of the Board of Directors (“voting securities”), or (B) the then outstanding shares of common stock of MFA (“Shares”) (in either such case other than as a result of an acquisition of securities directly from MFA); or

(ii)           persons who, as of the effective date of this Agreement, constitute MFA’s Board of Directors (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board of Directors, provided that any person becoming a Director of MFA subsequent to the effective date whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors shall, for purposes of this Agreement, be considered an Incumbent Director; or

(iii)           there shall occur (A) any consolidation or merger of MFA or any subsidiary where the stockholders of MFA, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate 60% or more of the voting securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of MFA or (C) any plan or proposal for the liquidation or dissolution of MFA.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by MFA which, by reducing the number of Shares or other voting securities outstanding, increases (A) the proportionate number of Shares beneficially owned by any person to 30% or more of the Shares then outstanding or (B) the proportionate voting power represented by the voting securities beneficially owned by any person to 30% or more of the combined voting power of all then outstanding voting securities; provided, however, that, if any person referred to in clause (A) or (B) of this sentence shall thereafter become the beneficial owner of any additional Shares or other voting securities (other than pursuant to a stock split, stock dividend, or similar transaction), then a “Change in Control” shall be deemed to have occurred for purposes of this Paragraph 6(c).

(d)           Disability.  “Disability” shall mean the Executive’s inability for a period of six consecutive months, to render substantially the services provided for in this Agreement by reason of mental or physical disability, whether resulting from illness, accident or otherwise, other than by reason of chronic or persistent abuse of any substance (such as narcotics or alcohol).  Notwithstanding the foregoing, no circumstances or condition shall constitute a Disability to the extent that, if it were, a 20% tax would be imposed under Section 409A of the Code; provided that, in such a case, the event or condition shall continue to constitute a Disability to the maximum extent possible (e.g., if applicable, in respect of vesting without an acceleration of distribution) without causing the imposition of such 20% tax.  In addition, nothing herein shall limit or restrict the payment of any amount subject to Section 409A of the Code upon an otherwise permitted payment event under Section 409A of the Code, including upon a separation from service.

(e)           Good Reason.  “Good Reason” shall mean:

(i)           a material diminution in the Executive’s title, duties or responsibilities;

(ii)          relocation of the Executive’s place of employment without his consent outside the New York City metropolitan area;

(iii)         the failure of MFA to pay within thirty (30) business days any material payment due from MFA;

(iv)         the failure of MFA to pay within a reasonable period after the date when amounts are required to be paid to the Executive under any benefit programs or plans; or

(v)          the failure by MFA to honor any of its material obligations herein.

(f)           Pre-Change-in-Control Event.  A “Pre-Change-in-Control Event” shall mean the occurrence of any one of the following events:

(i)            the Board shall adopt a resolution to the effect that any person has taken actions which, if consummated, would result in such person acquiring effective control of the business and affairs of MFA;

(ii)           there shall commence a tender offer or proxy contest resulting in any of the transactions specified in subparagraphs (i)-(iii) of Paragraph 6(c);

(iii)          MFA shall make any agreement resulting in any of the transactions specified in subparagraphs (i)-(iii) of Paragraph 6(c);

(iv)          there shall be a public announcement of a transaction of the kind specified in subparagraphs (i)-(iii) of Paragraph 6(c); or

(v)           any other meeting, writing or written communication with, by or to the Board of Directors or any officer or executive of MFA, that is held, made or undertaken in good faith in anticipation of a Change in Control.

7.           Covenant Not To Compete.  The Executive and MFA recognize that due to the nature of his employment and relationship with MFA, the Executive has access to and develops confidential business information, proprietary information, and trade secrets relating to the business and operations of MFA.  The Executive acknowledges that (i) such information is valuable to the business of MFA,  (ii) disclosure to, or use for the benefit of, any person or entity other than MFA, would cause irreparable damage to MFA, (iii) the principal business of MFA is acquiring mortgage-backed securities (the “Business”), (iv) MFA is one of the limited number of persons who have developed a business such as the Business, and (v) the Business is national in scope.  The Executive further acknowledges that his duties for MFA include the duty to develop and maintain client, customer, employee and other business relationships on behalf of MFA; and that access to and development of those close business relationships for MFA render his services special and unique.  In recognition that the goodwill and business relationships described herein are valuable to MFA, and that loss of or damage to those relationships would destroy or diminish the value of MFA, and in consideration of the compensation arrangements (including any payments pursuant to Paragraph 5) hereunder, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged by the Executive, the Executive agrees as follows:

(a)           Confidentiality.  During the Term of Employment, and at all times thereafter, the Executive shall maintain the confidentiality of all confidential or proprietary information of MFA and any of its subsidiaries or affiliates, if any, or of any other person or entity with which the Executive has been involved as a direct or indirect result of his employment by, or performance of consulting or other services (including, without limitation, as a director, officer, advisor, agent, consultant or other independent contractor) for, MFA or any of its subsidiaries or affiliates (“Confidential Information”), and, except in furtherance of the Business of MFA or as specifically required by law or by court order, he shall not directly or indirectly disclose any such information to any person or entity; nor shall he use Confidential Information for any purpose except for the benefit of MFA.  For purposes of this Agreement, “Confidential Information” includes, without limitation:  client or customer lists, identities, contacts, business and financial information; investment strategies; pricing information or policies, fees or commission arrangements of MFA; marketing plans, projections, presentations or strategies of MFA; financial and budget information of MFA; personnel information, personnel lists, resumes, personnel data, organizational structure, compensation and performance evaluations; information regarding the existence or terms of any agreement or relationship between MFA or any of its subsidiaries or affiliates and any other party; and any other information of whatever nature, which gives to MFA or any of its subsidiaries or affiliates an opportunity to obtain an advantage over its competitors who or which do not have access to such information.  This restriction shall apply regardless of whether such Confidential Information is in written, graphic, recorded, photographic, data or any machine readable form or is orally conveyed to, or memorized by, the Executive; provided, however, that this Paragraph 7(a) shall not apply to Confidential Information that: (i) is or becomes publicly known through no act or omission on the Executive's part; (b) was rightfully known by the Executive without confidentiality restriction before disclosure to the Executive by MFA; or (c) becomes rightfully known by the Executive without confidentiality restriction from a source other than MFA that does not owe a duty of confidentiality to MFA with respect thereto.

(b)           Prohibited Activities.  Since the Executive’s services to MFA are essential and because the Executive has access to MFA’s Confidential Information, the Executive covenants and agrees that:

(i)           in the event of the termination of the Executive’s employment with MFA other than upon the nonrenewal of the Term of Employment, the Executive will not, without the prior written consent of MFA, manage, operate, control or be connected as a stockholder (other than as a holder of shares publicly traded on a stock exchange or the NASDAQ National Market System, provided that the Executive shall not own more than five percent of the outstanding shares of any publicly traded company engaged in any element of the Business), or partner with, or as an officer, director, employee or consultant with, (A) any entity or person (other than a mortgage REIT described in clause (B) below) engaged in any element of the Business, including any private or public investment firm or broker dealer whose business strategy is based on or who engages in the trading, sales, investment or management of mortgage-backed securities, for a period of five (5) months following termination of his employment with MFA, or (B) any mortgage REIT for a period of one (1) year following termination of his employment with MFA; provided, however, that, clause (A) of this Paragraph 7(b)(i) shall not apply if the Performance Bonus actually paid to the Executive in cash with respect to the completed calendar year immediately preceding the year in which the Executive's employment terminates is less than 33.33% of the Executive’s Base Salary.  Notwithstanding the foregoing, nothing herein shall prevent the Executive from providing services to or otherwise be associated with a subsidiary, division or affiliate of an entity or person that is engaged in the Business so long as (x) the Executive’s services are not provided, directly or indirectly, within the division, subsidiary or business unit of the entity that engages in the Business, and the Executive has no responsibilities regarding the Business and (y) the Executive shall provide the Company with advance written notice of his entering any such service relationship and shall notify the Executive’s then-current employer (or other entity to which the Executive provides services) of the Executive’s obligations under this Agreement.

(ii)           during the Term of Employment, and during the one-year period following the termination of the Executive’s employment with MFA for any reason, the Executive will not, without the prior written consent of MFA, directly or indirectly (individually, or through or on behalf of another entity as owner, partner, agent, employee, consultant, or in any other capacity), (A) solicit, encourage, or engage in any activity to induce any employee of MFA to terminate employment with MFA, or to become employed by, or to enter into a business relationship with, any other person or entity; or (B) engage in any activity intentionally to interfere with, disrupt or damage the Business of MFA, or its relationships with any client, supplier or other business relationship of MFA.

(c)           MFA Materials.  The Executive acknowledges that all originals and copies of materials, records and documents generated by him or coming into his possession during his employment by MFA are the sole property of MFA (“MFA Materials”).  During his employment, and at all times thereafter, the Executive shall not remove, or cause to be removed, from the premises of MFA, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of MFA, except in furtherance of his duties under this Agreement.  When the Executive terminates his employment with MFA, or upon request of MFA at any time, the Executive shall promptly deliver to MFA all originals and copies of MFA Materials in his possession or control and shall not retain any originals or copies in any form.

(d)           No Disparagement.  Each of the Executive and MFA agrees that, except as required by applicable law or compelled by process of law, during and after the Term of Employment they shall not with willful intent to damage the other, make any derogatory, disparaging or critical statement about the other party hereto or, further in the case of statements by the Executive, about (i) MFA, its parent, affiliates, or subsidiaries, if any; (ii) any product or service provided by MFA and its parent, affiliates or subsidiaries, if any; or (iii) MFA’s and its parent’s, affiliates’ or subsidiaries,’ if any, prospects for the future.    Nothing in this Paragraph shall prohibit either MFA or the Executive from testifying truthfully in any legal or administrative proceeding or from truthfully responding to any untrue statement by the other party.

(e)           Transition.  Regardless of the reason for his departure from MFA, the Executive agrees that at MFA’s sole costs and expense, for a period of not more than 30 days after termination of the Executive, he shall take all steps reasonably requested by MFA to effect a successful transition of client and customer relationships to the person or persons designated by MFA, subject to the Executive’s obligations to his new employer.

(f)           Cooperation with Respect to Litigation. During the Term of Employment and at all times thereafter, the Executive agrees to give prompt written notice to MFA of any claim relating to MFA and to cooperate fully, in good faith and to the best of his ability with MFA in connection with any and all pending, potential or future claims, investigations or actions which directly or indirectly relate to any action, event or activity about which the Executive may have knowledge in connection with or as a result of his employment by MFA hereunder. Such cooperation will include all assistance that MFA, its counsel or its representatives may reasonably request, including reviewing documents, meeting with counsel, providing factual information and material, and appearing or testifying as a witness; provided, however, that MFA will reimburse the Executive for all reasonable expenses, including travel, lodging and meals, incurred by him in fulfilling his obligations under this Paragraph 7(f) and, except as may be required by law or by court order, should the Executive then be employed by an entity other than MFA, such cooperation will not materially interfere with the Executive’s then current employment.

(g)           Remedies.  The Executive declares that the foregoing limitations in Paragraphs 7(a) through 7(f) above are reasonable and necessary for the adequate protection of the business and the goodwill of MFA.  If any restriction contained in this Paragraph 7 shall be deemed to be invalid, illegal or unenforceable by reason of the extent, duration or scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, scope, or other provisions hereof to make the restriction consistent with applicable law, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby.  In the event that the Executive breaches any of the promises contained in this Paragraph 7, the Executive acknowledges that MFA’s remedy at law for damages will be inadequate and that MFA will be entitled to specific performance, a temporary restraining order or preliminary injunction to prevent the Executive’s prospective or continuing breach and to maintain the status quo.  The existence of this right to injunctive relief, or other equitable relief, or MFA’s exercise of any of these rights, shall not limit any other rights or remedies MFA may have in law or in equity, including, without limitation, the right to arbitration contained in Paragraph 17 hereof and the right to compensatory and monetary damages.  The Executive hereby agrees to waive his right to a jury trial with respect to any action commenced to enforce the terms of this Agreement.

8.           Indemnification.  MFA shall indemnify the Executive to the fullest extent permitted by Maryland law as amended from time to time in connection with the Executive’s duties with MFA, against all costs, expenses, liabilities and losses (including, without limitation, attorneys’ fees, judgments, fines, penalties, ERISA excise taxes and amounts paid in settlement) actually and reasonably incurred by the Executive in connection with an action, suit or proceeding.  During the Term of Employment and for six years following the date of the Executive’s termination as an officer of MFA, MFA (or any successor thereto) shall provide comprehensive coverage under its officers and directors insurance policy (or policies) on substantially the same terms and levels that it provides to its senior executive officers, at MFA’s sole cost.

9.           Assignability; Binding Nature.  This Agreement shall inure to the benefit of MFA and the Executive and their respective successors, heirs (in the case of the Executive) and assigns.  No rights or obligations of MFA under this Agreement may be assigned or transferred by MFA except that any such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which MFA is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of MFA, provided that the assignee or transferee is the successor to all or substantially all of the assets of MFA and such assignee or transferee assumes the liabilities, obligations and duties of MFA, as contained in this Agreement, either contractually or as a matter of law.  This Agreement shall not be assignable by the Executive.

10.           Representation.  MFA represents and warrants that it is fully authorized and empowered to enter into this Agreement and that its entering into this Agreement and the performance of its obligations under this Agreement will not violate any agreement between MFA and any other person, firm or organization or any law or governmental regulation.

11.           Entire Agreement.  This Agreement contains the entire agreement between MFA and the Executive concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between them with respect thereto.

12.           Amendment or Waiver.  This Agreement cannot be changed, modified or amended without the consent in writing of both the Executive and MFA.  No waiver by either MFA or the Executive at any time of any breach by the other party of any condition or provision of this Agreement shall be deemed a waiver of a similar or dissimilar condition or provision at the same or at any prior or subsequent time.  Any waiver must be in writing and signed by the Executive or an authorized officer of MFA, as the case may be.

13.           Severability.  In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

14.           Reasonableness.  To the extent that any provision or portion of this Agreement is determined to be unenforceable by a court of law or equity, that provision or portion of this Agreement shall nevertheless be enforceable to the extent that such court determines is reasonable.

15.           Survivorship.  The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

16.           Governing Law.  This Agreement and all rights thereunder, and any controversies or disputes arising with respect thereto, shall be governed by and construed and interpreted in accordance with the laws of the State of New York, applicable to agreements made and to be performed entirely within such State, without regard to conflict of laws provisions thereof that would apply the law of any other jurisdiction.

17.           Dispute Resolution.  In the event of any dispute, controversy or claim arising out of or relating to this Agreement or Executive’s employment or termination thereof (other than a controversy or claim arising under Paragraph 7, to the extent necessary for MFA (or its affiliates, where applicable) to enforce the provisions thereof), the parties hereby agree to settle such dispute, controversy or claim in a binding arbitration by a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association, which arbitration shall be conducted in New York, New York.  The parties agree that the arbitral award shall be final and non-appealable and shall be the sole and exclusive remedy between the parties hereunder.  The parties agree that judgment on the arbitral award may be entered in any court having competent jurisdiction over the parties or their assets.  All reasonable fees and expenses related to any such arbitration (including reasonable attorneys’ fees and related disbursements) shall be paid by MFA.

18.           Legal Fees.  MFA shall pay directly all reasonable legal fees incurred by the Executive in connection with the negotiation, preparation and execution of this Agreement.

19.           Notices.  Any notice given to either party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned, if to MFA, at its principal office, and if to the Executive, at the address of the Executive shown on MFA’s records or at such other address as such party may give notice of.

20.           Headings.  The headings of the paragraphs contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

21.           Counterparts.  This Agreement may be executed in two or more counterparts.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

MFA FINANCIAL, INC.

By:	/s/ Stewart Zimmerman
Name: Stewart Zimmerman
Title: Chairman and Chief Executive Officer

By:	/s/ Craig L. Knutson
Name: Craig L. Knutson
Title: Executive Vice President

Exhibit A

Mutual Release

This Mutual Release of Claims (this “Release”) is made as of _______________, by and between MFA FINANCIAL, INC. (the “Company”) and _____________________ (the “Executive”).

1.	Release by the Company.

(a)           The Company on behalf of itself, its agents, successors, affiliated entities and assigns, in consideration for the Executive’s execution and delivery of this Release, hereby forever releases and discharges the Executive, and his agents, heirs, successors, assigns, executors and administrators, from any and all known and unknown causes of action, actions, judgments, liens, indebtedness, damages, losses, claims, liabilities, and demands of whatsoever kind and character in any manner whatsoever arising on or prior to the date of this Release, including but not limited to (i) any claim for breach of contract, breach of implied covenant, breach of oral or written promise, defamation, interference with contract relations or prospective economic advantage, negligence, misrepresentation; (ii) any and all liability that was or may have been alleged against or imputed to the Executive by the Company or by anyone acting on its behalf; (iii) any punitive, compensatory or liquidated damages and (iv) all rights to and claims for attorneys’ fees and costs except as otherwise provided in his employment agreement with the Company dated July 1, 2009 (the “Employment Agreement”).

(b)           The Company shall not file or cause to be filed any action, suit, claim, charge or proceeding with any federal, state or local court or agency relating to any claim within the scope of this Release.  In the event there is presently pending any action, suit, claim, charge or proceeding within the scope of this Release, or if such a proceeding is commenced in the future, the Company shall promptly withdraw it, with prejudice, to the extent it has the power to do so.  The Company represents and warrants that it has not assigned any claim released herein, or authorized any other person to assert any claim on its behalf.

(c)           Anything to the contrary notwithstanding in this Release or the Employment Agreement, this Release shall not apply to claims or damages based on (i) any right or claim that arises after the date on which the Company executes this Release, including any right to enforce the Employment Agreement with respect to provisions pertaining to matters that arise after the date of the Release and that survive termination of employment or (ii) any act of willful misconduct, gross negligence, fraud or misappropriation of funds.

2.	Release by the Executive.

(a)           The Executive, on behalf of himself, his agents, heirs, successors, assigns, executors and administrators, in consideration for the termination payments and other consideration provided for under the Employment Agreement, hereby forever releases and discharges the Company, and its successors, its affiliated entities, and, in such capacities, its past and present directors, employees, agents, attorneys, accountants, representatives, plan fiduciaries, successors and assigns from any and all known and unknown causes of action, actions, judgments, liens, indebtedness, damages, losses, claims, liabilities, and demands of whatsoever kind and character in any manner whatsoever arising on or prior to the date of this Release, including but not limited to (i) any claim for breach of contract, breach of implied covenant, breach of oral or written promise, wrongful termination, intentional infliction of emotional distress, defamation, interference with contract relations or prospective economic advantage, negligence, misrepresentation or employment discrimination, and including without limitation alleged violations of Title VII of the Civil Rights Act of 1964, as amended, prohibiting discrimination based on race, color, religion, sex or national origin; the Family and Medical Leave Act; the Americans With Disabilities Act; the Age Discrimination in Employment Act; other federal, state and local laws, ordinances and regulations; and any unemployment or workers’ compensation law, excepting only those obligations of the Company pursuant to Paragraph 5 of the Employment Agreement or otherwise continuing under the Employment Agreement and any claims to benefits under any compensation or benefit plan, program or arrangement in which the Executive was participating as of the date of termination of his employment; (ii) any and all liability that was or may have been alleged against or imputed to the Company by the Executive or by anyone acting on his behalf; (iii) all claims for wages, monetary or equitable relief, employment or reemployment with the Company in any position, and any punitive, compensatory or liquidated damages; and (iv) all rights to and claims for attorneys’ fees and costs except as otherwise provided in the Employment Agreement.

Exh. A-1

(b)           The Executive shall not file or cause to be filed any action, suit, claim, charge or proceeding with any federal, state or local court or agency relating to any claim within the scope of this Release.  In the event there is presently pending any action, suit, claim, charge or proceeding within the scope of this Release, or if such a proceeding is commenced in the future, the Executive shall promptly withdraw it, with prejudice, to the extent he has the power to do so.  The Executive represents and warrants that he has not assigned any claim released herein, or authorized any other person to assert any claim on his behalf.

(c)           In the event any action, suit, claim, charge or proceeding within the scope of this Release is brought by any government agency, putative class representative or other third party to vindicate any alleged rights of the Executive, (i) the Executive shall, except to the extent required or compelled by law, legal process or subpoena, refrain from participating, testifying or producing documents therein and (ii) all damages, inclusive of attorneys’ fees, if any, required to be paid to the Executive by the Company as a consequence of such action, suit, claim, charge or proceeding shall be repaid to the Company by the Executive within ten (10) days of his receipt thereof.

(d)           BY HIS SIGNATURE BELOW, THE EXECUTIVE ACKNOWLEDGES THAT:

(1)           HE HAS RECEIVED A COPY OF THIS RELEASE AND WAS OFFERED A PERIOD OF TWENTY-ONE (21) DAYS TO REVIEW AND CONSIDER IT;

(2)           IF HE SIGNS THIS RELEASE PRIOR TO THE EXPIRATION OF TWENTY-ONE DAYS, HE KNOWINGLY AND VOLUNTARILY WAIVES AND GIVES UP THIS RIGHT OF REVIEW;

(3)           HE HAS THE RIGHT TO REVOKE THIS RELEASE FOR A PERIOD OF SEVEN (7) DAYS AFTER HE SIGNS IT BY MAILING OR DELIVERING A WRITTEN NOTICE OF REVOCATION TO THE COMPANY’S GENERAL COUNSEL, NO LATER THAN THE CLOSE OF BUSINESS ON THE SEVENTH DAY AFTER THE DAY ON WHICH HE SIGNED THIS RELEASE;

(4)           THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE SEVEN DAY REVOCATION PERIOD HAS EXPIRED WITHOUT THE RELEASE HAVING BEEN REVOKED (THE “EFFECTIVE DATE”);

(5)           THIS RELEASE WILL BE FINAL AND BINDING AFTER THE EXPIRATION OF THE REVOCATION PERIOD REFERRED TO IN SECTION 2(d)(3).  HE AGREES NOT TO CHALLENGE ITS ENFORCEABILITY;

Exh. A-2

(6)           HE IS AWARE OF HIS RIGHT TO CONSULT AN ATTORNEY, HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY, AND HAS HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY, IF DESIRED, PRIOR TO SIGNING THIS RELEASE;

(7)           NO PROMISE OR INDUCEMENT FOR THIS RELEASE HAS BEEN MADE EXCEPT AS SET FORTH IN THIS RELEASE;

(8)           HE IS LEGALLY COMPETENT TO EXECUTE THIS RELEASE AND ACCEPT FULL RESPONSIBILITY FOR IT; AND

(9)           HE HAS CAREFULLY READ THIS RELEASE, ACKNOWLEDGES THAT HE HAS NOT RELIED ON ANY REPRESENTATION OR STATEMENT, WRITTEN OR ORAL, NOT SET FORTH IN THIS DOCUMENT, AND WARRANTS AND REPRESENTS THAT HE IS SIGNING THIS RELEASE KNOWINGLY AND VOLUNTARILY.

Exh. A-3

IN WITNESS WHEREOF, the parties have hereunto set their hands this _____ day of ___________________.

By:
Name:
Title: Executive

MFA FINANCIAL, INC.

By:
Name:
Title:

Exh. A-4